FORM 10f-3     FUND:  PaineWebber National Tax-Free Income Fund

Record of Securities Purchased Under the Fund's Rule 10f-3 Procedures

1.   Issuer:  Puerto Rico

2.   Date of Purchase:  3/14/97

     Date offering commenced:  3/13/97

3.   Underwriters from whom purchased:  Lehman

4. "Affiliated Underwriter" managing or participating in syndicate: PaineWebber

5.   Aggregate principal amount of purchase:  6MM

6.   Aggregate principal amount of offering:  700MM

7.   Purchase price (net of fees and expenses):  4.65N

8.   Initial public offering price:  4.65N

9.   Commission, spread or profit:           %    $   5


10.  Have the following conditions been satisfied?       YES       NO

     a.   The securities are part of an issue
          registered under the Securities Act of
          1933 which is being offered to the public
          or are "municipal securities" as defined in
          Section 3(a)(29) of the Securities Exchange
          Act     of 1934.                                X       ___

     b.   The securities were purchased  prior to
          the end of the end first full  business
          day of  the offering  at  not more than
          the initial  offering price (or, if a
          rights  offering, the securities were
          purchased  on or before the  fourth day
          preceding the  day  on which
          the offering terminated.                        X       ___

      c.  The underwriting was a firm
               commitment underwriting.                   X       ___

      d.   The commission, spread or profit
           was reasonable and fair in relation
           to that being received by others
           for underwriting similar securities
           during the same period.                        X       ___

     e.   (1)  If securities are registered
          under the Securities Act of 1933,
          the issuer of the securities and
          its predecessor have been in continuous
          operation for not less than three
          years.                                         ___      ___

          (2)   If securities are municipal
          securities,  the issue of securities
          has received an investment grade rating
          from  a nationally recognized statistical
          rating organization or, if the  issuer or
          entity supplying the  revenues from which
          the issue  is to be paid shall
          have been in  continuous operation for
          less than  three years (including any
          predecessor), the issue has  received
          one of the three  highest ratings from
          at least one such rating organization.         X       ___


     f.   The amount of such securities purchased
          by all of the investment companies advised
          by Mitchell Hutchins did not exceed 4% of
          the principal amount of the offering or
          $500,000 in principal amount, whichever
          is greater, provided that in no event did such
          amount exceed 10% of the principal amount
          of the offering.                               X      ___

     g.   The purchase price was less than 3% of
          the Fund's total assets.                       X      ___

     h.   No Affiliated Underwriter was a direct
          or indirect participant in or beneficiary
          of the sale or, with respect to municipal
          securities, no purchases were designated
          as group sales or otherwise allocated
          to the account of any Affiliated
          Underwriter.                                   X      ___

Approved:  R. S. Murphy                      Date:  3/14/97